PRESS RELEASE OF FSB BANCORP, INC.

   July 28, 2016

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 223-9080
FSB BANCORP, INC.
ANNOUNCES SECOND QUARTER RESULTS

Fairport, New York, July 28, 2016: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company of Fairport Savings Bank (the “Bank”), reported net income of $110,000, or $0.06 per share, for the quarter ended June 30, 2016 compared to net income of $31,000, or $0.02 per share, for the quarter ended June 30, 2015.  The Company’s net interest margin for the quarter ended June 30, 2016 decreased 11 basis points to 2.82% from 2.93% for the quarter ended June 30, 2015, due to an increase in the average cost of our interest-bearing liabilities of six basis points from 0.81% to 0.87% in addition to a decrease in the average yield on our interest-earning assets of five basis points from 3.74% for the quarter ended June 30, 2015 to 3.69% for the quarter ended June 30, 2016.

For the six months ended June 30, 2016, the Company reported net income of $187,000, or $0.11 per share, compared to net income of $118,000, or $0.07 per share, for the six months ended June 30, 2015.  The Company’s net interest margin for the six months ended June 30, 2016 decreased 13 basis points to 2.82% from 2.95% for the first six months ended June 30, 2015, due to an increase in the average cost of our interest-bearing liabilities of eight basis points from 0.80% to 0.88% in addition to a decrease in the average yield on our interest-earning assets of five basis points from 3.75% for the six months ended June 30, 2015 to 3.70% for the six months ended June 30, 2016.

The increase in net income of $79,000 for the second quarter of 2016 compared to the second quarter of 2015 resulted from an increase in other income of $227,000 and an increase in net interest income of $43,000, partially offset by an increase in other expense of $133,000, an increase in the provision for income taxes of $50,000, and an increase in provision for loan losses of $8,000.  The increase in other income was due to increases in realized gains on sales of loans, mortgage fee income, and service fees, partially offset by decreases in fee income and BOLI income.  Higher mortgage loan origination volume, including loans originated for sale, in the three months ended June 30, 2016 compared to the same period in 2015 produced an increase in both mortgage fee income and realized gain on sales of loans.  The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset earning mix to a higher level of both residential and commercial loans, while reducing investment securities balances, partially offset by increases in the average cost of interest-bearing deposits mainly our certificates of deposit. The increase in other expense was attributable to increases in salaries and employee benefits, data processing costs, electronic banking, directors’ fees, FDIC premium expense, and audit and tax services, partially offset by decreases in occupancy expense, advertising expense, equipment expense, mortgage fees and taxes, and miscellaneous other expenses. The increase in salaries and employee benefits was primarily due to normal annual increases for existing staff, and the increased salary and commission costs associated with additional processing and mortgage origination staff. Director fees increased due to the addition of three new directors at the end of 2015. The increases in data processing and electronic banking expense were due to the increased costs related to mobile banking and online account opening capabilities which became available in April 2016.  FDIC premium expense increased due to additional deposit growth comparing the quarters ended June 30, 2016 and June 30, 2015. Audit and tax services increased due to outsourcing internal audit in the second quarter of 2016.  The Company’s provision for income taxes increased due to substantially higher income before income taxes comparing the quarters ended June 30, 2016 and June 30, 2015. The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market when comparing the second quarter of 2016 with the second quarter of 2015.

At June 30, 2016, the Company had $279.9 million in consolidated assets, an increase of $24.1 million, or 9.4%, from $255.8 million at December 31, 2015. The Bank continues to focus on loan production as we continue to grow our commercial real estate and multi-family loan portfolios.  Net loans receivable increased $7.9 million, or 3.9%, to $209.7 million at June 30, 2016 from $201.8 million at December 31, 2015. The Bank originated $45.7 million of residential mortgage loans and sold $28.1 million in the secondary market as a balance sheet management strategy during 2016 to reduce interest rate risk.  The Bank sold these loans at a gain of $860,000 which was recorded in other income.  At June 30, 2016 the Bank was servicing $97.6 million in residential mortgage loans sold to third parties and will realize servicing income on these loans as long as they remain outstanding. At June 30, 2016, the Bank had $6.5 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the second quarter of 2016 that have been committed for sale in the secondary market, and will be delivered and sold in the third quarter of 2016. Investment securities decreased by $6.4 million, or 19.4%, to $26.6 million at June 30, 2016 from $32.9 million at December 31, 2015. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, increased by $19.0 million, or 309.2%, to $25.2 million at June 30, 2016 from $6.1 million at December 31, 2015, mainly due to second step stock subscription orders. FHLB advances decreased $1.9 million, or 4.0%, to $44.2 million at June 30, 2016 from $46.1 million at December 31, 2015. Total deposits increased by $26.3 million, or 14.2%, to $211.8 million at June 30, 2016 from $185.6 million at December 31, 2015 primarily due to a $26.0 million increase in retail demand deposits as a result of subscription orders received for our second step conversion that closed on July 13, 2016. Consolidated stockholders’ equity at June 30, 2016 was $22.2 million, or 7.9%, of consolidated assets.  At June 30, 2016 the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank’s regulator.  Management remains focused on long term shareholder value with continued growth in loans, deposits, and capital.

The credit quality of the Bank’s loan portfolio remains strong and significantly better than peers. At June 30, 2016, the Bank had one non-performing residential mortgage loan for $89,000, one non-performing home equity line of credit for $18,000, and one non-performing home equity loan for $29,000 and at December 31, 2015, the Bank had one non-performing residential mortgage loan for $63,000, one non-performing home equity line of credit for $18,000, and one non-performing checking line of credit for $1,000. We recorded a $90,000 provision for loan losses for the six months ended June 30, 2016 and $75,000 for the six months ended June 30, 2015. The allowance for loan losses was $900,000, or 0.41% of loans outstanding, at June 30, 2016 compared to $811,000, or 0.40% of loans outstanding, at December 31, 2015. Management has evaluated the Bank’s  allowance for loan losses and believes it is adequately funded at June 30, 2016 based on the quality of the current loan portfolio.  Management remains committed to maintaining a high level of asset quality as we grow our residential and commercial loan portfolios.

FSB Bancorp, Inc. announced on July 13, 2016 that it completed the conversion and reorganization pursuant to which FSB Community Bankshares, MHC has converted to the stock holding company form of organization.  The Company raised $10.3 million in gross proceeds from its stock offering.  The Company plans on using the proceeds from the stock offering to support continued loan growth.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York, which opened in March 2015. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, and to a lesser extent, originations of commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
June 30, 2016 and December 31, 2015
(Dollars in thousands, except per share data)

	(Unaudited)
	June 30, 2016	December 31, 2015

Assets	$279,914	$255,807
Cash and Cash Equivalents	25,153	6,147
Investment Securities	26,552	32,947
Loans Held for Sale	6,477	3,880
Net Loans Receivable	209,738	201,830
Deposits	211,833	185,561
Borrowings	44,241	46,092
Total Stockholders’ Equity	22,211	21,760
Book Value per Share	$12.74	$12.51
Stockholders’ Equity to Total Assets	7.93%	8.51%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Six Months Ended June 30, 2016 and June 30, 2015
(Dollars and shares in thousands except per share data)

	(Unaudited)		(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015

Interest and Dividend Income	$2,312	$2,205	$4,579	$4,397
Interest Expense	546	482	1,092	946
Net Interest Income	1,766	1,723	3,487	3,451
Provision for Loan Losses	45	37	90	75
Net Interest Income after Provision for Loan Losses	1,721	1,686	3,397	3,376
Other Income	819	592	1,490	1,054
Other Expense	2,388	2,255	4,666	4,322
Income Before Income Taxes	152	23	221	108
Provision (Benefit) for Income Taxes	42	(8)	34	(10)
Net Income	$110	$31	$187	$118

Net Income per Common Share	$0.06	$0.02	$0.11	$0.07
Average Common Shares Outstanding	1,743	1,740	1,742	1,739